NEUBERGER BERMAN EQUITY FUNDS
                                   TRUST CLASS
                            ADMINISTRATION AGREEMENT

                                   SCHEDULE A


         The Trust Class of the Series of Neuberger Berman Equity Funds currently subject to this Agreement are as follows:

Neuberger Berman All Cap Growth Fund
Neuberger Berman Focus Fund
Neuberger Berman Genesis Fund
Neuberger Berman Guardian Fund
Neuberger Berman International Fund
Neuberger Berman International Large Cap Fund
Neuberger Berman Manhattan Fund
Neuberger Berman Millennium Fund
Neuberger Berman Partners Fund
Neuberger Berman Real Estate Fund
Neuberger Berman Regency Fund
Neuberger Berman Socially Responsive Fund



Date: September 1, 2006